EXHIBIT 99.1

AMENDMENT TO SURGALIGN HOLDINGS, INC.

2021 INCENTIVE COMPENSATION PLAN

THIS AMENDMENT TO THE 2021 INCENTIVE COMPENSATION PLAN (this “Amendment”) is adopted effective as of June 29, 2022 (the “Effective Date”), by Surgalign Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Section 9(f) of the Company’s 2021 Incentive Compensation Plan (the “Plan”).

1. BACKGROUND

The Company’s board of directors (the “Board”) and stockholders (the “Stockholders”) previously approved and adopted the Plan.

The Company desires to increase the maximum number of shares reserved and available for issuance under the Plan from 166,6661 plus the shares remaining available for awards under the RTI Surgical Inc. 2018 Incentive Compensation Plan (the “2018 Plan”) to 666,6661, plus the shares remaining available for awards under the 2018 Plan.

The Stockholders previously approved this Amendment. Accordingly, the Board adopts this Amendment as of the Effective Date.

2. TERMS

1. Nature of Amendment and Capitalized Terms. The Plan shall be amended as specifically set forth in this Amendment. The remaining terms of the Plan that are not specifically amended in this Amendment are in full force and effect. Capitalized terms used in this Amendment and not defined will have the meaning set forth in the Plan. The above recitals are incorporated in this Amendment by reference as though fully set forth in this Amendment.

2. Amendment of Section 4(a). Effective as of the Effective Date, Section 4(a) of the Plan is amended to increase the maximum number of shares reserved and available for issuance under the Plan to 666,6661, plus the shares remaining available for awards under the 2018 Plan.

DATE ADOPTED BY THE BOARD OF DIRECTORS: March 8, 2022

DATE APPROVED BY THE STOCKHOLDERS: May 10, 2022

By:	/s/ David Lyle

Name:	David Lyle
Title:	Chief Financial Officer

[1]	Number of shares adjusted to reflect a 1-to-30 reverse stock split that took effect on May 17, 2022 as approved by the Stockholders of the Company on May 10, 2022.